Exhibit 10.1

U.S.$4,000,000,000

364-DAY BRIDGE LOAN AGREEMENT

Dated as of January 28, 2008

Among

ALTRIA GROUP, INC.

and

THE INITIAL LENDERS NAMED HEREIN

and

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

LEHMAN COMMERCIAL PAPER INC.

as Administrative Agents

and

JPMORGAN CHASE BANK, N.A.

and

CITIBANK, N.A.

as Syndication Agents

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

and

DEUTSCHE BANK SECURITIES INC.

as Arrangers and Documentation Agents

* * * * * * * * * *

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

LEHMAN BROTHERS INC.

as Joint Lead Arrangers and Bookrunners

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

SCHEDULE

Schedule I	-	List of Applicable Lending Offices

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Opinion of Counsel for Altria
Exhibit D-2	-	Form of Opinion of Counsel for Altria
Exhibit E	-	Form of Confidentiality Agreement

iii

364-DAY BRIDGE LOAN AGREEMENT

Dated as of January 28, 2008

ALTRIA GROUP, INC., a Virginia corporation (“Altria”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and GOLDMAN SACHS CREDIT PARTNERS L.P. (“Goldman Sachs”) and LEHMAN COMMERCIAL PAPER INC. (“Lehman”), as administrative agents (each, in such capacity, an “Administrative Agent”), JPMORGAN CHASE BANK, N.A. and CITIBANK, N.A., as syndication agents (each, in such capacity, a “Syndication Agent”) and CREDIT SUISSE, CAYMAN ISLANDS BRANCH and DEUTSCHE BANK SECURITIES INC., as arrangers and documentation agents (each, in such capacity, an “Arranger and Documentation Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance by a Lender to Altria as part of a Borrowing and refers to a Base Rate Advance or a LIBO Rate Advance (each of which shall be a “Type” of Advance).

“Agents” means each Administrative Agent, each Syndication Agent and each Arranger and Documentation Agent.

“Applicable Facility Fee Rate” means a percentage per annum equal to 0.1000%.

“Applicable Interest Rate Margin” means a percentage per annum equal to 0.4500%.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office or Eurodollar Lending Office.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by Goldman Sachs, as Administrative Agent, in substantially the form of Exhibit C hereto.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i)        the rate of interest announced publicly by JPMorgan Chase in New York, New York, from time to time, as JPMorgan Chase’s prime rate; and

(ii)       1/2 of one percent per annum above the Federal Funds Effective Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.04(a)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any LIBO Rate Advances on which dealings are carried on in the London interbank market and banks are open for business in London.

“Capital Markets Financing Transaction” means the sale for cash or cash equivalents, in a public offering registered under the Securities Act of 1933, as amended, or an offering exempt from registration pursuant to Section 4(2), Rule 144A or Regulation S thereunder, of capital stock issued by Altria or notes, debentures or other debt securities issued by or guaranteed by Altria having a maturity in excess of one year, offered in the domestic or foreign capital markets.

“Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by Goldman Sachs, as Administrative Agent, pursuant to Section 8.07(d), in each case as such amount may be reduced pursuant to Section 2.09.

“Consolidated EBITDA” means, for any accounting period, the consolidated net earnings (or loss) of Altria and its Subsidiaries plus, without duplication and to the extent included as a separate item on Altria’s consolidated statements of earnings or consolidated statements of cash flows in the case of clauses (a) through (e) for such period, the sum of (a) provision for income taxes, (b) interest and other debt expense, net, (c) depreciation expense, (d) amortization of intangibles, (e) any extraordinary, unusual or non-recurring expenses or losses or any similar expense or loss subtracted from “Gross profit” in the calculation of “Operating income” and (f) the portion of loss included on Altria’s consolidated statements of earnings of any Person (other than a Subsidiary of Altria) in which Altria or any of its Subsidiaries has an ownership interest and any cash that is actually received by Altria or such Subsidiary from such Person in the form of dividends or similar distributions, and minus, without duplication, the sum of (x) to the extent included as a separate item on Altria’s consolidated statements of earnings for such period, any extraordinary, unusual or non-recurring income or gains or any similar income or gain added to “Gross profit” in the calculation of “Operating income,” and (y) the portion of income included on Altria’s consolidated statements of earnings of any Person (other than a Subsidiary of Altria) in which Altria or any of its Subsidiaries has an ownership interest, except to the extent that any cash is actually received by Altria or such Subsidiary from such Person in the form of dividends or similar distributions, all as determined on a consolidated basis in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2006, then such new accounting principle shall not be used in the determination of Consolidated EBITDA. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated EBITDA for any quarter in such year by more than 10%.

“Consolidated Interest Expense” means, for any accounting period, total interest expense of Altria and its Subsidiaries with respect to all outstanding Debt of Altria and its Subsidiaries during such period, all as determined on a consolidated basis for such period and in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2006, then such new accounting principle shall not be used in the determination of Consolidated Interest Expense. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Interest Expense for any quarter in such year by more than 10%.

“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of Altria and its Subsidiaries, less goodwill and other intangible assets and the minority interests of other Persons in such Subsidiaries, all as determined in accordance with accounting principles generally accepted in the United States, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2006, then such new accounting principle shall not be used in the determination of Consolidated Tangible Assets. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Tangible Assets at any quarter in such year by more than 10%.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06, 2.07 or 2.12.

“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases, (c) obligations as an account party or applicant under letters of credit (other than trade letters of credit incurred in the ordinary course of business) to the extent such letters of credit are drawn and not reimbursed within five Business Days of such drawing, (d) the aggregate principal (or equivalent) amount of financing raised through outstanding securitization financings of accounts receivable, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss (including by way of (i) granting a security interest or other Lien on property or (ii) having a reimbursement obligation under or in respect of a letter of credit or similar arrangement

(to the extent such letter of credit is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation), in either case in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a), (b), (c) or (d) above). For the avoidance of doubt, the following shall not constitute “Debt” for purposes of this Agreement: (A) any obligation that is fully non-recourse to Altria or any of its Subsidiaries, (B) intercompany debt of Altria or any of its Subsidiaries, (C) any appeal bond or other arrangement to secure a stay of execution on a judgment or order, provided that any such appeal bond or other arrangement issued by a third party in connection with such arrangement shall constitute Debt to the extent Altria or any of its Subsidiaries has a reimbursement obligation to such third party that is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation, (D) unpaid judgments, or (E) defeased indebtedness.

“Debt Facility” shall mean any debt facility with a term exceeding 364-days entered into by Altria after the Effective Date in the commercial bank market, other than the issuance of commercial paper or other short-term debt programs, or any domestic or foreign working capital facility.

“Default” means any event specified in Section 6.01 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to Altria and Goldman Sachs, as Administrative Agent.

“Earnings Before Income Taxes” means, for any accounting period, income or loss from continuing operations for such period, as determined in accordance with accounting principles generally accepted in the United States, plus total federal, state and foreign income taxes which have been included in the determination of earnings or losses from continuing operations for such period in accordance with accounting principles generally accepted in the United States and amounts which, in the determination of earnings or losses from continuing operations for such period, have been deducted for the items referred to in the definition of the term “Fixed Charges,” except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2006, then such new accounting principle shall not be used in the determination of Earnings Before Income Taxes. A material change in an accounting principle is one that, in the year of its adoption, changes Earnings Before Income Taxes or Fixed Charges for any quarter in such year by more than 10%.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person approved in advance in writing by Altria, which approval shall not be unreasonably withheld and shall be notified to Goldman Sachs, as Administrative Agent; provided that no such consent will be required if an Event of Default described in Sections 6.01(a) or (e) has occurred and is continuing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of Altria’s controlled group, or under common control with Altria, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Altria or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Altria or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of Altria or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Altria and Goldman Sachs, as Administrative Agent.

“Eurodollar Rate Reserve Percentage” for any Interest Period, for all LIBO Rate Advances comprising part of the same Borrowing, means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBO Rate Advances is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Federal Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) on Telerate Page 120 (or any successor page), or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Goldman Sachs, as Administrative Agent, from three Federal funds brokers of recognized standing selected by it.

“Fixed Charges” means, for any accounting period, the sum of (a) interest, whether expensed or capitalized, in respect of any Debt outstanding during such period, plus (b) amortization of debt expense and discount or premium relating to any Debt outstanding during such period, whether expensed or capitalized, plus (c) such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case, all as to be applicable to continuing operations and determined in accordance with accounting principles generally accepted in the United States, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria as at and for the year ended December 31, 2006, then such new accounting principle shall not be used in the determination of Fixed Charges. A material change in an accounting principle is one that, in the year of its adoption, changes Earnings Before Income Taxes or Fixed Charges for any quarter in such year by more than 10%.

“Goldman Sachs’ Administrative Agent Account” means (a) the account of Goldman Sachs, as Administrative Agent, maintained by Goldman Sachs, as Administrative Agent, at its office at Citibank, N.A., Account No. 40717188, Reference Altria, Attention: Bank Loan Operations – Phil Green, or (b) such other account of Goldman Sachs, as Administrative Agent, as is designated in writing from time to time by Goldman Sachs, as Administrative Agent, to Altria and the Lenders for such purpose.

“Home Jurisdiction Withholding Taxes” means withholding for United States income taxes, United States back-up withholding taxes and United States withholding taxes.

“Interest Period” means, for each LIBO Rate Advance comprising part of the same Borrowing, the period commencing on the date of such LIBO Rate Advance or the date of Conversion of any Base Rate Advance into such LIBO Rate Advance and ending on the last day of the period selected by Altria pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as Altria may select upon notice received by Goldman Sachs, as Administrative Agent, not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a)        Altria may not select any Interest Period that ends after the Termination Date;

(b)        whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c)        whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Lenders” means the Initial Lenders and their respective successors and permitted assignees.

“LIBO Rate” means an interest rate per annum equal to either:

(a)        the offered rate per annum at which deposits in Dollars appear on Telerate Page 3750 (or any successor page) as of 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, or

(b)        if the LIBO Rate does not appear on Telerate Page 3750 (or any successor page), then the LIBO Rate will be determined by taking the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such

Interest Period and for a period equal to such Interest Period, as determined by Goldman Sachs, as Administrative Agent, subject, however, to the provisions of Section 2.07.

“LIBO Rate Advance” means an Advance that bears interest as provided in Section 2.04(a)(ii).

“Lien” has the meaning specified in Section 5.02(a).

“Major Subsidiary” means any Subsidiary (a) more than 50% of the voting securities of which is owned directly or indirectly by Altria, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the date hereof (other than Greece, Portugal or Spain) or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Margin Stock” means margin stock, as such term is defined in Regulation U.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Altria or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Altria or any ERISA Affiliate and at least one Person other than Altria and the ERISA Affiliates or (b) was so maintained and in respect of which Altria or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a promissory note of Altria payable to the order of any Lender, delivered pursuant to a request made under Section 2.16(a) in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of Altria to such Lender resulting from the Advances made by Lender to Altria.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Operating Assets” means, for any accounting period, any assets included in the consolidated balance sheet of Altria and its Subsidiaries as “Inventories,” or “Property, plant and equipment” or “Receivables” for such period.

“Other Taxes” has the meaning specified in Section 2.14(b).

“Patriot Act” has the meaning specified in Section 8.13.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Reference Banks” means JPMorgan Chase, Citibank, Goldman Sachs, Lehman, Credit Suisse, Cayman Islands Branch and Deutsche Bank AG New York Branch.

“Register” has the meaning specified in Section 8.07(d).

“Regulation A” means Regulation A of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Required Lenders” means at any time Lenders owed at least 50.1% of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 50.1% of the Commitments.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Altria or any ERISA Affiliate and no Person other than Altria and the ERISA Affiliates or (b) was so maintained and in respect of which Altria or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Spin-off Transaction” means a spin-off or other not for value disposition of Philip Morris International Inc. (“PMI”) such that Altria owns no more than a de minimis equity interest in PMI.

“Subsidiary” of any Person means any corporation of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.14(a).

“Termination Date” means the earlier of (a) January 26, 2009 and (b) the date of termination in whole of the Commitments pursuant to Section 2.09 or 6.02.

Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America, except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of Altria as of and for the year ended December 31, 2006, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01. The Advances. (a) Obligation to Make Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in U.S. dollars to Altria from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment.

(b)        Amount of Borrowings. Each Borrowing shall be in an aggregate amount of no less than $50,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c)        Type of Advances. Each Borrowing shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment and subject to this Section 2.01, Altria may borrow under this Section 2.01, prepay pursuant to Section 2.10 or repay pursuant to Section 2.03 and reborrow under this Section 2.01.

Section 2.02. Making the Advances. (a) Notice of Borrowing. Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of LIBO Rate Advances, or (y) 9:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by Altria to Goldman Sachs, as Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, by registered mail or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested:

(i)        date of such Borrowing,

(ii)       Type of Advances comprising such Borrowing,

(iii)      aggregate amount of such Borrowing, and

(iv)      in the case of a Borrowing consisting of LIBO Rate Advances, the initial Interest Period for each such Advance. Notwithstanding anything herein to the contrary, Altria may not select LIBO Rate Advances for any Borrowing if the obligation of the Lenders to make LIBO Rate Advances shall then be suspended pursuant to Section 2.06(b) or 2.12.

(b)        Funding Advances. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to Goldman Sachs, as Administrative Agent, at Goldman Sachs’ Administrative Agent Account, in same day funds, such Lender’s ratable portion of such Borrowing. After receipt of such funds by Goldman Sachs, as Administrative Agent, and upon fulfillment of the applicable conditions set forth in Article III, Goldman Sachs, as Administrative Agent, will make such funds available to Altria at the address of Goldman Sachs, as Administrative Agent, referred to in Section 8.02.

(c)        Irrevocable Notice. Each Notice of Borrowing shall be irrevocable and binding on Altria. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of LIBO Rate Advances, Altria shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)        Lender’s Ratable Portion. Unless Goldman Sachs, as Administrative Agent, shall have received notice from a Lender prior to 11:00 A.M. (New York City time) on the day of any Borrowing that such Lender will not make available to Goldman Sachs, as Administrative Agent, such Lender’s ratable portion of such Borrowing, Goldman Sachs, as Administrative Agent, may assume that such Lender has made such portion available to Goldman Sachs, as Administrative Agent, on the date of such Borrowing in accordance with Section 2.02(b) and Goldman Sachs, as Administrative Agent, may, in reliance upon such assumption, make available to Altria on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to Goldman Sachs, as Administrative Agent, such Lender and Altria severally agree to repay to Goldman Sachs, as Administrative Agent, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Altria until the date such amount is repaid to Goldman Sachs, as Administrative Agent, at:

(i)        in the case of Altria, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by Goldman Sachs, as Administrative Agent, in respect of such amount, and

(ii)       in the case of such Lender, the Federal Funds Effective Rate.

If such Lender shall repay to Goldman Sachs, as Administrative Agent, such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e)         Independent Lender Obligations. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03. Repayment of Advances. Altria shall repay to Goldman Sachs, as Administrative Agent, for the ratable account of the Lenders on the Termination Date the unpaid principal amount of the Advances then outstanding.

Section 2.04. Interest on Advances. (a) Scheduled Interest. Altria shall pay interest on the unpaid principal amount of each Advance to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)        Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears monthly on the 20th day of each month and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)        LIBO Rate Advances. During such periods as such Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the LIBO Rate for such Interest Period for such Advance plus (y) the Applicable Interest Rate Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such LIBO Rate Advance shall be Converted or paid in full.

(b)        Default Interest. Upon the occurrence and during the continuance of an Event of Default, Altria shall pay interest on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.04(a)(i) or Section 2.04(a)(ii), at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance.

Section 2.05. Additional Interest on LIBO Rate Advances. Altria shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each LIBO Rate Advance of such Lender to Altria, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to Altria through Goldman Sachs, as Administrative Agent.

Section 2.06. Conversion of Advances. (a) Conversion Upon Absence of Interest Period. If Altria shall fail to select the duration of any Interest Period for any LIBO Rate Advances in accordance with the provisions contained in the definition of the term “Interest

Period,” Goldman Sachs, as Administrative Agent, will forthwith so notify Altria and the Lenders, and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(b)        Conversion Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), Goldman Sachs, as Administrative Agent, or the Required Lenders may elect that (i) each LIBO Rate Advance be, on the last day of the then existing Interest Period therefor, Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, LIBO Rate Advances be suspended.

(c)        Voluntary Conversion. Subject to the provisions of Sections 2.07(c) and 2.12, Altria may convert all Advances of one Type constituting the same Borrowing into Advances of the other Type on any Business Day, upon notice given to Goldman Sachs, as Administrative Agent, not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion; provided, however, that the Conversion of a LIBO Rate Advance into a Base Rate Advance may be made on, and only on, the last day of an Interest Period for such LIBO Rate Advance. Each such notice of a Conversion shall, within the restrictions specified above, specify

(i)        the date of such Conversion;

(ii)       the Advances to be Converted; and

(iii)      if such Conversion is into LIBO Rate Advances, the duration of the Interest Period for each such Advance.

Section 2.07. LIBO Rate Determination. (a) Methods to Determine LIBO Rate. Goldman Sachs, as Administrative Agent, shall determine the LIBO Rate by using the methods described in the definition of the term “LIBO Rate,” and shall give prompt notice to Altria and Lenders of each such LIBO Rate.

(b)        Role of Reference Banks. In the event that the LIBO Rate cannot be determined by the method described in clause (a) of the definition of “LIBO Rate,” each Reference Bank agrees to furnish to Goldman Sachs, as Administrative Agent, timely information for the purpose of determining the LIBO Rate in accordance with the method described in clause (b) of the definition thereof. If any one or more of the Reference Banks shall not furnish such timely information to Goldman Sachs, as Administrative Agent, for the purpose of determining a LIBO Rate, Goldman Sachs, as Administrative Agent, shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. If fewer than two Reference Banks furnish timely information to Goldman Sachs, as Administrative Agent, for determining the LIBO Rate for any LIBO Rate Advances then:

(i)        Goldman Sachs, as Administrative Agent, shall forthwith notify Altria and the Lenders that the interest rate cannot be determined for such LIBO Rate Advance;

(ii)        with respect to each LIBO Rate Advance, such Advance will, on the last day of the then existing Interest Period therefor, be prepaid by Altria or be automatically Converted into a Base Rate Advance; and

(iii)        the obligation of the Lenders to make LIBO Rate Advances or to Convert Base Rate Advances into LIBO Rate Advances shall be suspended until Goldman Sachs, as Administrative Agent, shall notify Altria and the Lenders that the circumstances causing such suspension no longer exist.

Goldman Sachs, as Administrative Agent, shall give prompt notice to Altria and the Lenders of the applicable interest rate determined by Goldman Sachs, as Administrative Agent, for purposes of Section 2.04(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.04(a)(ii) or the applicable LIBO Rate.

(c)        Inadequate LIBO Rate. If, with respect to any LIBO Rate Advances, the Required Lenders notify Goldman Sachs, as Administrative Agent, that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective LIBO Rate Advances as a part of such Borrowing during the Interest Period therefor or (ii) the LIBO Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBO Rate Advances for such Interest Period, Goldman Sachs, as Administrative Agent, shall forthwith so notify Altria and the Lenders, whereupon (A) Altria will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Base Rate Advances into, LIBO Rate Advances shall be suspended until Goldman Sachs, as Administrative Agent, shall notify Altria and the Lenders that the circumstances causing such suspension no longer exist. In the case of clause (ii) above, each Lender shall certify its cost of funds for each Interest Period to Goldman Sachs, as Administrative Agent, and Altria as soon as practicable (but in any event not later than 10 Business Days after the last day of such Interest Period).

Section 2.08. Facility Fee. Altria agrees to pay to Goldman Sachs, as Administrative Agent, for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at the Applicable Facility Fee Rate, in each case payable on the last day of each March, June, September and December until the Termination Date and on the Termination Date.

Section 2.09. Termination or Reduction of the Commitments. (a) Optional Termination or Reduction of the Commitments. Altria shall have the right, upon at least one Business Day’s notice to Goldman Sachs, as Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than $50,000,000 or the remaining balance if less than $50,000,000.

(b)        Mandatory Reduction of the Commitments. In the event that there shall be a Capital Markets Financing Transaction or a borrowing under a Debt Facility, Commitments shall be reduced in an aggregate amount equal to 100% of the net proceeds, rounded to the nearest million (with $500,000 being rounded upward), of such Capital Markets Financing Transaction or Debt Facility borrowing, on (i) the next succeeding Business Day following receipt by Altria of such net proceeds or Debt Facility borrowings to the extent that the Commitments exceed the aggregate principal amount of Advances outstanding, (ii) the last day of the current Interest Period for LIBO Rate Advances that are prepaid pursuant to Section 2.10(a) and (iii) on the third Business Day following receipt by Altria of such net proceeds or Debt Facility borrowings for Base Rate Advances that are prepaid pursuant to Section 2.10(a).

Section 2.10. Prepayments. (a) Optional Prepayment of Advances. Altria may, in the case of any LIBO Rate Advance, upon at least three Business Days’ notice to Goldman Sachs, as Administrative Agent, or, in the case of any Base Rate Advance, upon notice given to Goldman Sachs, as Administrative Agent, not later than 9:00 A.M. (New York City time) on the date of the proposed prepayment, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given Altria shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of no less than $50,000,000 or the remaining balance if less than $50,000,000 and (y) in the event of any such prepayment of a LIBO Rate Advance, Altria shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b).

(b)        Mandatory Prepayment. (i) Altria shall, on each Business Day, prepay an aggregate principal amount of the Advances equal to the amount by which (A) the aggregate principal amount of the Advances then outstanding exceeds (B) the aggregate of the Commitments on such Business Day.

(ii)        In the event that there shall be a Capital Markets Financing Transaction or a borrowing under a Debt Facility, Altria shall repay outstanding Advances in an aggregate amount equal to 100% of the net proceeds, rounded to the nearest million (with $500,000 being rounded upward), of such Capital Markets Financing Transaction or Debt Facility borrowing received by Altria, (x) in the case of LIBO Rate Advances, on the last day of the current Interest Period for such Advances and (y) in the case of Base Rate Advances, on the third Business Day following receipt of such net proceeds.

(iii)        Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a LIBO Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which Altria shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(b). Goldman Sachs, as Administrative Agent, shall give prompt notice of any prepayment required under this Section 2.10(b) to Altria and the Lenders. Prepayments under this Section 2.10(b) shall be allocated first to Base Rate Advances, ratably; any excess amount shall then be allocated to LIBO Rate Advances, in such manner as Altria shall determine.

Section 2.11. Increased Costs. (a) Costs from Change in Law or Authorities. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBO Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then Altria shall from time to time, upon demand by such Lender (with a copy of such demand to Goldman Sachs, as Administrative Agent), pay to Goldman Sachs, as Administrative Agent, for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to Altria and Goldman Sachs, as Administrative Agent, by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)        Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation or administration thereof by any central bank or other authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time Altria shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return; provided that, in the case of each Lender, such additional amount or amounts shall not exceed 0.15 of 1% per annum of such Lender’s Commitment. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender, and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its

Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

Section 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify Goldman Sachs, as Administrative Agent, that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make LIBO Rate Advances or to fund or maintain LIBO Rate Advances, (a) each LIBO Rate Advance will automatically, upon such demand, be Converted into a Base Rate Advance, and (b) the obligation of the Lenders to make LIBO Rate Advances or to Convert Base Rate Advances into LIBO Rate Advances shall be suspended, until Goldman Sachs, as Administrative Agent, shall notify Altria and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make LIBO Rate Advances or to continue to fund or maintain LIBO Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.13. Payments and Computations. (a) Time and Distribution of Payments. Altria shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 A.M. (New York City time) on the day when due to Goldman Sachs, as Administrative Agent, at Goldman Sachs’ Administrative Agent Account in same day funds. Goldman Sachs, as Administrative Agent, will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.08, 2.11, 2.14 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 8.07, Goldman Sachs, as Administrative Agent, shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)        Computation of Interest and Fees. All computations of interest based on JPMorgan Chase’s prime rate shall be made by Goldman Sachs, as Administrative Agent, on the basis of a year of 365 or 366 days, as the case may be. All computations of interest based on the LIBO Rate or the Federal Funds Effective Rate and of facility fees shall be made by Goldman Sachs, as Administrative Agent and all computations of interest pursuant to Section 2.04 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by Goldman Sachs, as Administrative Agent (or, in the case of Section 2.04 by a Lender), of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)        Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d)        Presumption of Payment by Altria. Unless Goldman Sachs, as Administrative Agent, receives notice from Altria prior to the date on which any payment is due to the Lenders hereunder that Altria will not make such payment in full, Goldman Sachs, as Administrative Agent, may assume that Altria has made such payment in full to Goldman Sachs, as Administrative Agent, on such date and Goldman Sachs, as Administrative Agent, may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Altria has not made such payment in full to Goldman Sachs, as Administrative Agent, each Lender shall repay to Goldman Sachs, as Administrative Agent, forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Goldman Sachs, as Administrative Agent, at the Federal Funds Effective Rate.

Section 2.14. Taxes. (a) Any and all payments by Altria hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and Goldman Sachs, as Administrative Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or Goldman Sachs, as Administrative Agent (as the case may be), is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) in the case of each Lender and Goldman Sachs, as Administrative Agent, taxes imposed on its net income, franchise taxes imposed on it, and any tax imposed by means of withholding to the extent such tax is imposed solely as a result of a present or former connection (other than the execution, delivery and performance of this Agreement or a Note) between the Lender or Goldman Sachs, as Administrative Agent, as the case may be, and the taxing jurisdiction, and (iv) in the case of each Lender and Goldman Sachs, as Administrative Agent, taxes imposed by the United States by means of withholding tax if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof to payments to be made to such Lender’s Applicable Lending Office or to Goldman Sachs, as Administrative Agent (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”). If Altria shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Goldman Sachs, as Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or Goldman Sachs, as Administrative Agent (as the case may be), receives an amount equal to the sum it would have received had no such deductions been made,

(ii) Altria shall make such deductions and (iii) Altria shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)        In addition, Altria shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c)        Altria shall indemnify each Lender and Goldman Sachs, as Administrative Agent, for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or Goldman Sachs, as Administrative Agent (as the case may be), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or Goldman Sachs, as Administrative Agent (as the case may be), makes written demand therefor.

(d)        Within 30 days after the date of any payment of Taxes, Altria shall furnish to Goldman Sachs, as Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. If Altria determines that no Taxes are payable in respect thereof, Altria shall, at the request of Goldman Sachs, as Administrative Agent, furnish or cause the payor to furnish, Goldman Sachs, as Administrative Agent, and each Lender an opinion of counsel reasonably acceptable to Goldman Sachs, as Administrative Agent, stating that such payment is exempt from Taxes.

(e)        Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of Goldman Sachs, as Administrative Agent, and Altria with any form or certificate that is required by any taxing authority (including, if applicable, two original Internal Revenue Service Forms W-9, W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service), certifying that such Lender is exempt from or entitled to a reduced rate of Home Jurisdiction Withholding Taxes on payments pursuant to this Agreement. Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by Altria or Goldman Sachs, as Administrative Agent. Unless Altria and Goldman Sachs, as Administrative Agent, have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to Home Jurisdiction Withholding Taxes or are subject to Home Jurisdiction Withholding Taxes at a rate reduced by an applicable tax treaty, Altria or Goldman Sachs, as Administrative Agent, shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender.

(f)        Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise economically disadvantageous to such Lender.

(g)        No additional amounts will be payable pursuant to this Section 2.14 with respect to (i) any Home Jurisdiction Withholding Taxes that would not have been payable had the Lender provided the relevant forms or other documents pursuant to Section 2.14(e); or (ii) in the case of an Assignment and Acceptance by a Lender to an Eligible Assignee, any Home Jurisdiction Withholding Taxes that exceed the amount of such Home Jurisdiction Withholding Taxes that are imposed prior to such Assignment and Acceptance, unless such Assignment and Acceptance resulted from the demand of Altria.

(h)        If any Lender or Goldman Sachs, as Administrative Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.14, which refund in the good faith judgment of such Lender or Goldman Sachs, as Administrative Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.14, the amount of such refund (together with any interest received thereon and reduced by reasonable costs incurred in obtaining such refund) promptly shall be paid to Altria to the extent payment has been made in full by Altria pursuant to this Section 2.14.

Section 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Altria agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Altria in the amount of such participation.

Section 2.16. Evidence of Debt. (a) Lender Records; Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Altria to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Altria shall, upon notice by any Lender to Altria (with a copy of such notice to Goldman Sachs, as Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b)        Record of Borrowings, Payables and Payments. The Register maintained by Goldman Sachs, as Administrative Agent, pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:

(i)        the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto;

(ii)       the terms of each Assignment and Acceptance delivered to and accepted by it;

(iii)      the amount of any principal or interest due and payable or to become due and payable from Altria to each Lender hereunder; and

(iv)      the amount of any sum received by Goldman Sachs, as Administrative Agent, from Altria hereunder and each Lender’s share thereof.

(c)        Evidence of Payment Obligations. Entries made in good faith by Goldman Sachs, as Administrative Agent, in the Register pursuant to Section 2.16(b), and by each Lender in its account or accounts pursuant to Section 2.16(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from Altria to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of Goldman Sachs, as Administrative Agent, or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of Altria under this Agreement.

Section 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and Altria agrees that it shall use such proceeds) for general corporate purposes of Altria and its Subsidiaries, including the refinancing of Debt of Altria and its Subsidiaries and payment of any tender offer and consent solicitation expenses relating to such Debt.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)        Altria shall have notified each Lender and Goldman Sachs, as Administrative Agent, in writing as to the proposed Effective Date.

(b)        On the Effective Date, the following statements shall be true and Goldman Sachs, as Administrative Agent, shall have received for the account of each Lender a certificate signed by a duly authorized officer of Altria, dated the Effective Date, stating that:

(i)        the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)        no event has occurred and is continuing that constitutes a Default or Event of Default.

(c)        Goldman Sachs, as Administrative Agent, shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to Goldman Sachs, as Administrative Agent:

(i)        Certified copies of the resolutions of the Board of Directors of Altria approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(ii)        A certificate of the Secretary or an Assistant Secretary of Altria certifying the names and true signatures of the officers of Altria authorized to sign this Agreement and the other documents to be delivered hereunder.

(iii)        Favorable opinions of counsel (which may be in-house counsel) for Altria, substantially in the form of Exhibits D-1 and D-2 hereto.

(d)        This Agreement shall have been executed by Altria, Goldman Sachs and Lehman, as Administrative Agents, JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Credit Suisse, Cayman Islands Branch and Deutsche Bank Securities Inc., as Arrangers and Documentation Agents, and Goldman Sachs, as Administrative Agent, shall have been notified by each Initial Lender that such Initial Lender has executed this Agreement.

Goldman Sachs, as Administrative Agent, shall notify Altria and the Initial Lenders of the date which is the Effective Date upon satisfaction of all of the conditions precedent set forth in this Section 3.01. For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of Goldman Sachs, as Administrative Agent, responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that Altria, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.

Section 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing is subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true, and the acceptance by Altria of the proceeds of such Borrowing shall be a representation by Altria, that:

(a)        the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b)        after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of Altria applied together therewith) no event has occurred and is continuing, or would result from such Borrowing, that constitutes a Default or Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of Altria. Altria represents and warrants as follows:

(a)        It is a corporation duly organized, validly existing and in good standing under the laws of Virginia.

(b)        The execution, delivery and performance of this Agreement and the Notes to be delivered by it are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting it.

(c)        No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement or the Notes to be delivered by it.

(d)        This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be, a legal, valid and binding obligation of Altria enforceable against Altria in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)        As reported in Altria’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, the unaudited condensed consolidated balance sheets of Altria and its Subsidiaries as of September 30, 2007 and the unaudited condensed consolidated statements of earnings of Altria and its Subsidiaries for the quarter then ended fairly present, in all material respects, the consolidated financial position of Altria and its Subsidiaries as at such date and the consolidated results of the operations of Altria and its Subsidiaries for the quarter ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in Altria’s Quarterly Report on Form 10-Q for the quarter ended September

30, 2007, and in any Current Report on Form 8-K filed subsequent to September 30, 2007 but prior to January 28, 2008, since September 30, 2007 there has been no material adverse change in such position or operations.

(f)        There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in Altria’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, any Current Report on Form 8-K filed subsequent to September 30, 2007 but prior to January 28, 2008 and, with respect to Proceedings commenced after the date of the most recent such document but prior to January 28, 2008, a certificate delivered to the Lenders, that may materially adversely affect the financial position or results of operations of Altria and its Subsidiaries taken as a whole.

(g)        None of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose that would constitute the Advances as a “purpose credit” within the meaning of Regulation U and, in each case, would constitute a violation of Regulation U.

ARTICLE V

COVENANTS OF ALTRIA

Section 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Altria will:

(a)        Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of Altria and its Subsidiaries taken as a whole.

(b)        Maintenance of Ratio of Earnings Before Income Taxes to Fixed Charges. Prior to effectiveness of a Spin-off Transaction, maintain a ratio of aggregate consolidated Earnings Before Income Taxes for the four most recent fiscal quarters for which consolidated statements of earnings have been delivered pursuant to Section 5.01(d)(i) or (ii) hereof to consolidated Fixed Charges for such four most recent fiscal quarters of not less than 2.5 to 1.0; provided that an amount or amounts up to an aggregate of $5,000,000,000 expensed by Altria (or any Subsidiary thereof) in connection with the settlement of tobacco-related litigation or for bonding or other similar expenses incurred in order to obtain a stay of execution, during the applicable four-quarter period, will not be included in such calculation.

(c)        Maintenance of Ratios in the Event of a Spin-off Transaction. Upon effectiveness of a Spin-off Transaction:

(i)        Maintenance of Ratio of Debt to EBITDA. Maintain a ratio of aggregate consolidated Debt as of the last day of the most recent fiscal quarter for which consolidated financial statements have been delivered pursuant to Section 5.01(d)(i) or (ii) hereof to Consolidated EBITDA for the four consecutive fiscal quarter period ending on such date of not more than 2.5 to 1.0 (calculated after giving pro forma effect to the Spin-off Transaction and the reduction of Debt during the four-quarter period prior to the Spin-off Transaction); provided that such ratio shall be tested for the first time at the end of the fiscal quarter in which the Spin-off Transaction becomes effective.

(ii)        Maintenance of Ratio of Consolidated EBITDA to Consolidated Interest Expense. Maintain a ratio of Consolidated EBITDA for the four most recent fiscal quarters for which consolidated financial statements have been delivered pursuant to Section 5.01(d)(i) or (ii) hereof to Consolidated Interest Expense for such four most recent fiscal quarters of not less than 4.0 to 1.0 (calculated after giving pro forma effect to the Spin-off Transaction); provided that such ratio shall be tested for the first time at the end of the fiscal quarter in which the Spin-off Transaction becomes effective.

(d)        Reporting Requirements. Furnish to the Lenders:

(i)        as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Altria, an unaudited interim condensed consolidated balance sheet of Altria and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of Altria and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Altria;

(ii)        as soon as available and in any event within 100 days after the end of each fiscal year of Altria, a copy of the consolidated financial statements for such year for Altria and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms);

(iii)        all reports which Altria sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the Securities and Exchange Commission) which Altria files with the Securities and Exchange Commission;

(iv)        as soon as possible and in any event within five days after the occurrence of each Event of Default and each Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of Altria setting forth details of such Event of Default or Default and the action which Altria has taken and proposes to take with respect thereto;

(v)        during the period when compliance with Section 5.01(c) is required hereunder and within 60 days of the end of each fiscal quarter of Altria, a statement of the chief financial officer or treasurer of Altria certifying compliance with the requirements of Section 5.01(c) and setting forth the relevant calculations; and

(vi)        such other historical information respecting the condition or operations, financial or otherwise, of Altria or any Major Subsidiary as any Lender through Goldman Sachs, as Administrative Agent, may from time to time reasonably request.

In lieu of furnishing the Lenders the items referred to in clauses (i), (ii) and (iii) above, Altria may make such items available on the internet at www.altria.com (which website includes an option to subscribe to a free service alerting subscribers by e-mail of new Securities and Exchange Commission filings) or any successor or replacement website thereof, or by similar electronic means.

Section 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Altria will not:

(a)        Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i)      Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii)      Liens existing on property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

(iii)     Liens existing on the date hereof securing Debt;

(iv)     Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(v)      Liens existing on property of any Person acquired by Altria or any Major Subsidiary;

(vi)     Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;

(vii)    Liens upon or with respect to “margin stock” as that term is defined in Regulation U;

(viii)    Liens in favor of Altria or any Major Subsidiary;

(ix)     Liens in connection with leasing, sale and leaseback and structured finance transactions conducted in the ordinary course of business of Philip Morris Capital Corporation, provided that any such Liens that secure the payment of Debt are without recourse to the general credit or assets of Altria and its Major Subsidiaries;

(x)     precautionary Liens provided by Altria or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by Altria or such Major Subsidiary which transaction is determined by the Board of Directors of Altria or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States; or

(xi)     any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased.

(b)        Mergers, Etc. Consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any Person, or permit any Subsidiary directly or indirectly owned by it to do so, unless, immediately after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which it is a party, the surviving corporation is Altria or was a Subsidiary of Altria immediately prior to such merger or consolidation, which is organized and existing under the laws of the United States of America or any State thereof, or the District of Columbia. The surviving corporation of any merger or consolidation involving Altria shall assume all of Altria’s obligations under this Agreement (including without limitation with respect to Altria’s obligations, the covenants set forth in Article V) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a)        Altria shall fail to pay any principal of any Advance when the same becomes due and payable; or Altria shall fail to pay interest on any Advance, or fail to pay the facility fee under Section 2.08, within ten days after the same becomes due and payable; or

(b)        Any representation or warranty made or deemed to have been made by Altria herein or by Altria (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or

(c)        Altria shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b) or 5.02(b), (ii) any term, covenant or agreement contained in Section 5.02(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to Altria by Goldman Sachs, as Administrative Agent, or any Lender or

(iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Altria by Goldman Sachs, as Administrative Agent, or any Lender; or

(d)        Altria or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of Altria or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of Altria or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or

(e)        Altria or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Altria or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of Altria and its Subsidiaries taken as a whole) shall occur; or Altria or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)        Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against Altria or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that such 60-day stay period shall be extended for a period not to exceed an additional 120 days if (i) Altria or such Major Subsidiary is contesting such judgment or enforcement of such judgment in good faith, unless, with respect only to judgments or orders rendered outside the United States, such action is not reasonably required to protect its respective assets from levy or garnishment, and (ii) no assets with a fair market value in excess of $100,000,000 of Altria or such Major Subsidiary have been levied upon or garnished to satisfy such judgment; provided, further, that such 60-day stay period shall be further extended for any judgment or order rendered outside the United States until such time as the conditions in clauses (i) or (ii) are no longer satisfied; or

(g)        Altria or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of Altria or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided, however, that no Default or Event of Default under this Section 6.01(g) shall be deemed to have occurred if Altria or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security).

Section 6.02. Lenders’ Rights upon Event of Default. If an Event of Default occurs or is continuing, then Goldman Sachs, as Administrative Agent, shall at the request, or may with the consent, of the Required Lenders, by notice to Altria:

(a)        declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and

(b)        declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Altria;

provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Altria under the Federal Bankruptcy Code, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Altria.

ARTICLE VII

THE ADMINISTRATIVE AGENTS

Section 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agents to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agents by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Administrative Agent shall be required to take any action that exposes such Administrative Agent to personal liability or that is contrary to this

Agreement or applicable law. Each of the Administrative Agents agrees to give to each Lender prompt notice of each notice given to it by Altria as required by the terms of this Agreement or at the request of Altria, and any notice provided pursuant to Section 5.01(d)(iv). No Administrative Agent shall have, by reason hereof, a fiduciary relationship in respect of any Lender; and nothing herein, expressed or implied, is intended to or shall be so construed as to impose upon any Administrative Agent any obligations in respect hereof except as expressly set forth herein.

Section 7.02. Administrative Agents’ Reliance, Etc. Neither the Administrative Agents nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agents:

(a)        may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until Goldman Sachs, as Administrative Agent, receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07;

(b)        may consult with legal counsel (including counsel for Altria), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c)        make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(d)        shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Altria or to inspect the property (including the books and records) of Altria;

(e)        shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(f)         shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03. Goldman Sachs, Lehman and Affiliates. With respect to its Commitment and the Advances made by it, each of Goldman Sachs and Lehman shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Goldman Sachs and Lehman in their individual capacities. Goldman Sachs and Lehman and their affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Altria, any of its Subsidiaries and any Person who may do business with or own securities of Altria or any such Subsidiary, all as if Goldman Sachs and Lehman were not Administrative Agents and without any duty to account therefor to the Lenders.

Section 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon either Administrative Agent, either Syndication Agent, either Arranger and Documentation Agent, or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Administrative Agent, Syndication Agent, Arranger and Documentation Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05. Indemnification. The Lenders agree to indemnify each Administrative Agent (to the extent not reimbursed by Altria), ratably according to the respective principal amounts of the Advances then owing to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by such Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs to the extent resulting from such Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse such Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Administrative Agent is not reimbursed for such expenses by Altria. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Administrative Agent, any Lender or a third party.

Section 7.06. Successor Administrative Agents. An Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Altria and may be removed at any time with or without cause by the Required Lenders. Upon the resignation or removal of Goldman Sachs, as Administrative Agent, Lehman, as Administrative Agent, shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of Goldman Sachs, as Administrative Agent, and Goldman Sachs, as Administrative Agent shall be discharged from its duties and obligations under this Agreement. Upon any other such resignation or removal which results in there being no Administrative Agent hereunder, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 7.07. Syndication Agents and Arrangers and Documentation Agents. JPMorgan Chase Bank, N.A. and Citibank, N.A., have been designated as Syndication Agents, and Credit Suisse, Cayman Islands Branch and Deutsche Bank Securities Inc. have been designated as Arrangers and Documentation Agents under this Agreement, but the use of such titles does not impose on any of them any duties or obligations greater than those of any other Lender.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by Altria therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Sections 3.01 and 3.02, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (f) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by Goldman Sachs, as Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of Goldman Sachs, as Administrative Agent, under this Agreement or any Advance.

Section 8.02. Notices, Etc. (a) Addresses. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered, as follows:

if to Altira

Altria Group, Inc.
6601 West Broad Street
Richmond, Virginia 23230
Attention: Executive Vice President and Chief Financial Officer, Philip Morris USA Inc.
Fax number: (804) 484-8265; with a copy to:
Altria Corporate Services, Inc.
120 Park Avenue
New York, New York 10017
Attention: Treasury Department - Debt Administration
Fax number: (917) 663-5345; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on
Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and
Acceptance pursuant to which it became a Lender; if to Goldman Sachs, as Administrative Agent:
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Pedro Ramirez
Facsimile Number: (212) 357-4597; with a copy to:
Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention: Alona Schwarz
Fax number: (212) 885-0382 ; or

as to Altria or Goldman Sachs, as Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to Altria and Goldman Sachs, as Administrative Agent.

(b)        Effectiveness of Notices. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mail or telecopied, respectively, except that notices and communications to Goldman Sachs, as Administrative Agent, pursuant to Article II, III or VII shall not be effective until received by Goldman Sachs, as Administrative Agent.

Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Section 8.03. No Waiver; Remedies. No failure on the part of any Lender or Goldman Sachs, as Administrative Agent, to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04. Costs and Expenses. (a) Administrative Agent; Enforcement. Altria agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of Goldman Sachs, as Administrative Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Goldman Sachs, as Administrative Agent, with respect thereto and with respect to advising Goldman Sachs, as Administrative Agent, as to its rights and responsibilities under this Agreement, and all costs and expenses of the Lenders and Goldman Sachs, as Administrative Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and Goldman Sachs, as Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b)        Prepayment of LIBO Rate Advances. If any payment of principal of LIBO Rate Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.10, acceleration of the maturity of the Advances pursuant to Section 6.02, an assignment made as a result of a demand by Altria pursuant to Section 8.07(a) or for any other reason, Altria shall, upon demand by any Lender (with a copy of such demand to Goldman Sachs, as Administrative Agent), pay to Goldman Sachs, as Administrative Agent, for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Without prejudice to the survival of any other agreement of Altria hereunder, the agreements and obligations of Altria contained in Section 2.02(c), 2.05, 2.11, 2.14 and this Section 8.04(b) shall survive the payment in full of principal and interest hereunder.

(c)        Indemnification. Altria agrees to indemnify and hold harmless the Administrative Agents and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by Altria, whether or not such Indemnified Party is a party to such transaction or (ii) related to Altria’s entering into this Agreement, or to any actions or omissions of Altria, any of its Subsidiaries or affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by Altria or any other Person; provided, however, that Altria shall not be required to indemnify any such Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

Section 8.05. Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize Goldman Sachs, as Administrative Agent, to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Altria against any and all of the obligations of Altria now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify Altria after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

Section 8.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Altria, Goldman Sachs, as Administrative Agent, Lehman, as Administrative Agent and each Lender and their respective successors and assigns, except that Altria shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.07. Assignments and Participations. (a) Assignment of Lender Obligations. Each Lender may and, if demanded by Altria upon at least five Business Days’ notice to such Lender and Goldman Sachs, as Administrative Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it), subject to the following:

(i)        each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(ii)       the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than

$10,000,000 (subject to reduction at the sole discretion of Altria) and shall be an integral multiple of $1,000,000;

(iii)      each such assignment shall be to an Eligible Assignee;

(iv)      each such assignment made as a result of a demand by Altria pursuant to this Section 8.07(a) shall be arranged by Altria after consultation with Goldman Sachs, as Administrative Agent, and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement;

(v)        no Lender shall be obligated to make any such assignment as a result of a demand by Altria pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either Altria or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement; and

(vi)      the parties to each such assignment shall execute and deliver to Goldman Sachs, as Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that, if such assignment is made as a result of a demand by Altria under this Section 8.07(a), Altria shall pay or cause to be paid such $3,500 fee.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 8.04) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 8.12.

(b)        Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Altria or the performance or observance by Altria of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Goldman Sachs, as Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Code or (B) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vi) such assignee appoints and authorizes Goldman Sachs, as Administrative Agent, to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to Goldman Sachs, as Administrative Agent, by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)        Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, Goldman Sachs, as Administrative Agent, shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(d)        Register. Goldman Sachs, as Administrative Agent, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Altria, Goldman Sachs, as Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Altria or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)        Sale of Participation. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:

(i)        such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Altria hereunder) shall remain unchanged,

(ii)       such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iii)      Altria, Goldman Sachs, as Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and

(iv)      no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by Altria therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)        Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Altria furnished to such Lender by or on behalf of Altria; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to Altria received by it from such Lender by signing a confidentiality agreement substantially in the form attached hereto as Exhibit E or with terms no less restrictive than the provisions of Exhibit E.

(g)        Regulation A Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A.

Section 8.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.10. Jurisdiction, Etc. (a) Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such Federal court. Altria hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Altria at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)        Waivers. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.11. Confidentiality. None of the Agents nor any Lender shall disclose any confidential information relating to Altria to any other Person without the consent of Altria, other than (a) to such Agent’s or such Lender’s affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 8.11 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process, and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions.

Section 8.12. Integration. This Agreement and the Notes represent the agreement of Altria, the Administrative Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agents, Altria or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Section 8.04(a) and except for confidentiality agreements entered into by each Lender in connection with this Agreement.

Section 8.13. USA Patriot Act Notice. Each Administrative Agent and each Lender hereby notifies Altria that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Altria, which information includes the name and address of Altria and other information that will allow such Lender to identify Altria in accordance with the Patriot Act.

Section 8.14. No Fiduciary Duty. Each Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Altria. Altria agrees that nothing in this Agreement will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Altria, its stockholders or its Affiliates. Altria further acknowledges and agrees that it is responsible for making its own independent judgment with respect to this Agreement and the process leading thereto. Altria agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Altria, in connection with this Agreement or the process leading thereto.

[Signature pages omitted.]

EXHIBIT A - FORM OF

NOTE

Dated:                     , 200

U.S.$

FOR VALUE RECEIVED, the undersigned, ALTRIA GROUP, INC., a Virginia corporation (the “Altria”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Bridge Loan Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances outstanding on the Termination Date made by the Lender to Altria pursuant to the 364-Day Bridge Loan Agreement, dated as of January 28, 2008 among Altria, the Lender and certain other lenders party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, Lehman Commercial Paper Inc., as Administrative Agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Credit Suisse, Cayman Islands Branch and Deutsche Bank Securities Inc., as Arrangers and Documentation Agents for the Lender and such other lenders (as amended or modified from time to time, the “Bridge Loan Agreement;” the terms defined therein being used herein as therein defined).

Altria promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rate, and payable at such times, as are specified in the Bridge Loan Agreement.

Both principal and interest in respect of each Advance are payable in Dollars to Goldman Sachs Credit Partners L.P., as Administrative Agent, for the account of the Lender at its office at Citibank, N.A., Account No. 40717188, Reference Altria, Attention: Bank Loan Operations – Phil Green, in same day funds. Each Advance owing to the Lender by Altria pursuant to the Bridge Loan Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Bridge Loan Agreement. The Bridge Loan Agreement, among other things, (i) provides for the making of Advances by the Lender to Altria from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of Altria resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ALTRIA GROUP, INC.

By
Name:
Title:

2

LOANS AND PAYMENTS OF PRINCIPAL

Date	Type of Advance	Amount of Advance	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT B - FORM OF NOTICE OF

BORROWING

[Date]

Goldman Sachs Credit Partners L.P., as Administrative Agent

for the Lenders party

to the Bridge Loan Agreement

referred to below

Attention:

Ladies and Gentlemen:

ALTRIA GROUP, INC., refers to the 364-Day Bridge Loan Agreement, dated as of January 28, 2008 (as amended or modified from time to time, the “Bridge Loan Agreement,” the terms defined therein being used herein as therein defined), among Altria Group, Inc., the Lenders party thereto and Goldman Sachs Credit Partners L.P., as Administrative Agent, Lehman Commercial Paper Inc., as Administrative Agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Credit Suisse, Cayman Islands Branch and Deutsche Bank Securities Inc., as Arrangers and Documentation Agents for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Bridge Loan Agreement that the undersigned hereby requests a Borrowing under the Bridge Loan Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Bridge Loan Agreement:

(i)        The date of the Proposed Borrowing is                     , 200  .

(ii)       The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [LIBO Rate Advances].

(iii)      The aggregate amount of the Proposed Borrowing is U.S.$[                    ].

[(iv)     The initial Interest Period for each LIBO Rate Advance made as part of the Proposed Borrowing is                      month(s).]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Bridge Loan Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (i) thereof)) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B)        after giving effect to the application of the proceeds of all Borrowings on the date of such Borrowing (together with any other resources of Altria applied together therewith), no event has occurred and is continuing, or would result from such Borrowing, that constitutes a Default or Event of Default; and

(C)        the aggregate principal amount of the Proposed Borrowing and all other Borrowings to be made on the same day under the Bridge Loan Agreement is within the aggregate unused Commitments of the Lenders.

Very truly yours,

ALTRIA GROUP, INC.

By
Name:
Title:

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the 364-Day Bridge Loan Agreement, dated as of January 28, 2008 (as amended or modified from time to time, the “Bridge Loan Agreement,” the terms defined therein being used herein as therein defined), among Altria Group, Inc., a Virginia corporation, the Lenders party thereto and Goldman Sachs Credit Partners L.P., as Administrative Agent, Lehman Commercial Paper Inc., as Administrative Agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Credit Suisse, Cayman Islands Branch and Deutsche Bank Securities Inc., as Arrangers and Documentation Agents for such Lenders.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1.         The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Bridge Loan Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Bridge Loan Agreement. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto. Each of the Assignor and the Assignee represents and warrants that it is authorized to execute and deliver this Assignment and Acceptance.

2.        The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Bridge Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Bridge Loan Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Altria or the performance or observance by Altria of any of its obligations under the Bridge Loan Agreement or any other instrument or document furnished pursuant thereto.

3.        The Assignee (i) confirms that it has received a copy of the Bridge Loan Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon Goldman Sachs Credit Partners L.P., as Administrative Agent, any other Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Bridge Loan Agreement; (iii) represents that (A) the source of any funds it is using to acquire the Assignor’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Code or (B) the assignment or Advance is not and will be not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (iv) appoints and authorizes Goldman Sachs Credit Partners L.P., as Administrative Agent, to take such action as agent on its behalf and to exercise such powers and discretion under the Bridge Loan Agreement as are delegated to Goldman Sachs Credit Partners L.P., as Administrative

Agent, by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Bridge Loan Agreement are required to be performed by it as a Lender.

4.        This Assignment and Acceptance will be delivered to Goldman Sachs Credit Partners L.P., as Administrative Agent, for acceptance and recording by Goldman Sachs Credit Partners L.P., as Administrative Agent, following its execution. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by Goldman Sachs Credit Partners L.P., as Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5.        Upon such acceptance and recording by Goldman Sachs Credit Partners L.P., as Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Bridge Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Bridge Loan Agreement.

6.        Upon such acceptance and recording by Goldman Sachs Credit Partners L.P., as Administrative Agent, from and after the Effective Date, Goldman Sachs Credit Partners L.P., as Administrative Agent, shall make all payments under the Bridge Loan Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Bridge Loan Agreement for periods prior to the Effective Date directly between themselves.

7.        This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.        This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:             %

Assignee’s Commitment:        U.S.$

Aggregate outstanding principal amount of Advances assigned:        U.S.$

Effective Date1:                     , 200

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 200

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: , 200

Domestic Lending Office:
[Address]

Accepted this                      day of                     , 200

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent

By
Title:

Approved this                      day of                     , 200

ALTRIA GROUP, INC.[2]

By
Title:

1        This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to Goldman Sachs Credit Partners L.P., as Administrative Agent.

2        Not required if an Event of Default described in Sections 6.01(a) or (e) has occurred and is continuing.

EXHIBIT D-1 - FORM OF

OPINION OF COUNSEL

FOR ALTRIA

[Letterhead of Hunton & Williams LLP]

[Effective Date]

To each of the Lenders party

to the Bridge Loan Agreement referred to below

Altria Group, Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(c)(iii) of the 364-Day Bridge Loan Agreement, dated as of January 28, 2008 (the “Bridge Loan Agreement”), among Altria Group, Inc., the Lenders party thereto and Goldman Sachs Credit Partners L.P., as Administrative Agent, Lehman Commercial Paper Inc., as Administrative Agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Credit Suisse, Cayman Islands Branch and Deutsche Bank Securities Inc., as Arrangers and Documentation Agents for such Lenders. Terms defined in the Bridge Loan Agreement are used herein as therein defined.

We have acted as counsel for Altria in connection with the preparation, execution and delivery of the Bridge Loan Agreement.

In that connection, we have examined the following documents:

(1)        The Bridge Loan Agreement.

(2)        The documents furnished by Altria pursuant to Article III of the Bridge Loan Agreement.

(3)        The Articles of Incorporation of Altria and all amendments thereto (the “Charter”).

(4)        The by-laws of Altria and all amendments thereto (the “By-laws”).

We have also examined the originals, or copies certified to our satisfaction, of such corporate records of Altria, certificates of public officials and of officers of Altria, and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon the representations of Altria set forth in the Bridge Loan Agreement and upon certificates of Altria or its officers or of public officials. Whenever the phrase “to our knowledge” is used herein, it refers to the actual knowledge of the attorneys of the firm involved in the representation of Altria in connection with the Bridge Loan Agreement, without independent investigation. We have

2

assumed the due execution and delivery, pursuant to due authorization, of the Bridge Loan Agreement by the Initial Lenders and Goldman Sachs Credit Partners L.P., as Administrative Agent, Lehman Commercial Paper Inc., as Administrative Agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Credit Suisse, Cayman Island Branch and Deutsche Bank Securities Inc., as Arrangers and Documentation Agents.

Our opinions expressed below are limited to the law of the State of New York, the Commonwealth of Virginia and the Federal law of the United States.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

1.        Altria is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.        The execution, delivery and performance by Altria of the Bridge Loan Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within Altria’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to Altria (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) to our knowledge, any contractual restriction binding on or affecting Altria. The Bridge Loan Agreement and any Notes delivered on the date hereof have been duly executed and delivered on behalf of Altria.

3.        No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by Altria of the Bridge Loan Agreement and the Notes.

4.        The Bridge Loan Agreement is the legal, valid and binding obligation of Altria enforceable against Altria in accordance with its terms. The Notes issued on the date hereof, if any, are the legal, valid and binding obligations of Altria, enforceable against Altria in accordance with their respective terms.

The opinion set forth in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

We express no opinion with respect to:

(A)       The effect of any provision of the Bridge Loan Agreement which is intended to permit modification thereof only by means of an agreement in writing by the parties thereto;

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(B)       The effect of any provision of the Bridge Loan Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(C)       The effect of any provision of the Bridge Loan Agreement imposing penalties or forfeitures;

(D)       The enforceability of any provision of the Bridge Loan Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; or

(E)       The effect of any provision of the Bridge Loan Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Bridge Loan Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that, under NYCPLR § 510, a New York State court may have discretion to transfer the place of trial, and, under 28 U.S.C. § 1404(a), a United States District Court has discretion to transfer an action from one Federal court to another.

This opinion is being furnished to you pursuant to Section 3.01(c)(iii) of the Bridge Loan Agreement, is solely for the benefit of you and your counsel, and is not intended for, and may not be relied upon by, any other person or entity without our prior written consent. We undertake no duty to inform you of events occurring subsequent to the date hereof.

Very truly yours,

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EXHIBIT D-2 - FORM OF

OPINION OF COUNSEL

FOR ALTRIA

[Effective Date]

To each of the Lenders party

to the Bridge Loan Agreement referred to below

Altria Group, Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(c)(iii) of the 364-Day Bridge Loan Agreement, dated as of January 28, 2008 (the “Bridge Loan Agreement”), among Altria Group, Inc. (“Altria”), the Lenders party thereto and Goldman Sachs Credit Partners L.P., as Administrative Agent, Lehman Commercial Paper Inc., as Administrative Agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Credit Suisse, Cayman Islands Branch and Deutsche Bank Securities Inc., as Arrangers and Documentation Agents for such Lenders. Terms defined in the Bridge Loan Agreement are used herein as therein defined.

I have acted as counsel for Altria in connection with the preparation, execution and delivery of the Bridge Loan Agreement.

In that connection, I have examined originals, or copies certified to my satisfaction, of such corporate records of Altria, certificates of public officials and of officers of Altria, and agreements, instruments and other documents, as I have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of Altria or its officers or of public officials.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that, to the best of my knowledge, (i) there is no pending or threatened action or proceeding against Altria or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) that purports to affect the legality, validity, binding effect or enforceability of the Bridge Loan Agreement or the Notes, if any, or the consummation of the transactions contemplated thereby, and (ii) except for Proceedings disclosed in the Annual Report on Form 10-K of Altria for the fiscal year ended December 31, 2006, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and any Current Reports on Form 8-K filed subsequent to September 30, 2007 but prior to January 28, 2008, or, with respect to Proceedings commenced after the date of the most recent such document but prior to January 28, 2008, a certificate delivered to the Lenders and attached hereto, there are no Proceedings that are likely to have a materially adverse effect upon the financial position or results of operations of Altria and its Subsidiaries taken as a whole.

Very truly yours,

EXHIBIT E - FORM OF

CONFIDENTIALITY AGREEMENT

To:	[NAME OF BANK]

Date:	, 20

Subject:	Altria Group, Inc. 364-Day Bridge Loan (“Bridge Loan”)

In connection with the Bridge Loan for Altria Group, Inc. (the “Company”), you will be receiving certain information which is non-public, confidential or proprietary in nature. That information and any other information, regardless of form, whether oral, written or electronic, concerning the Company, its subsidiaries or the Bridge Loan furnished to you by [NAME OF LENDER] or the Company or any of their respective Representatives in connection with the Bridge Loan (at any time on, before or after the date of this Agreement), together with analyses, compilations or other materials prepared by you or your Representatives which contain or otherwise reflect such information or your review of the Bridge Loan is hereinafter referred to as the “Information.” As used herein, “Representatives” refers to affiliates, directors, officers, employees, agents, auditors, attorneys, consultants or advisors. In consideration of your receipt of the Information, you agree that:

1.	You will not, without the prior written consent of the Company, use, either directly or indirectly, any of the Information except in connection with the Bridge Loan.

2.	You agree to reveal the Information only to your Representatives who need to know the Information for the purpose of evaluating the Bridge Loan, who are informed by you of the confidential nature of the Information, and who agree to be bound by the terms and conditions of this Agreement. You agree to be responsible for any breach of this Agreement by any of your Representatives and to indemnify and hold the Company, Altria Corporate Services, Inc. (“Altria Corporate Services”) and their respective Representatives harmless from and against any and all liabilities, claims, causes of action, costs and expenses (including attorney fees and expenses) arising out of the breach of this Agreement by you or your Representatives.

3.	Without the prior written consent of the Company or Altria Corporate Services, you shall not disclose to any person (except as otherwise expressly permitted herein) the fact that the Information has been made available, that discussions are taking place between the Company, Altria Corporate Services and any financial institution concerning the Bridge Loan, or any of the terms, conditions or other facts with respect thereto (including the status thereof), or that the Bridge Loan has been consummated.

4.

This Agreement shall be inoperative as to any portion of the Information that (i) is or becomes generally available to the public on a non-confidential basis through no fault or action by you or your Representatives, or (ii) is or becomes available to you on a non-confidential basis from a source other than the Company, Altria Corporate Services, [NAME OF LENDER] or their respective Representatives, which source, to the best of your knowledge, is not prohibited from disclosing such Information to you by a contractual, legal or fiduciary obligation to the Company, Altria Corporate Services, [NAME OF LENDER] or their respective Representatives.

5.	You may disclose the Information at the request of any regulatory or supervisory authority having jurisdiction over you, provided that you request confidential treatment of such Information to the extent permitted by law, provided that, insofar as practicable, you notify the Company and Altria Corporate Services in advance of such disclosure pursuant to the following paragraph.

6.	In the event that you or anyone to whom you transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information or the existence of the Bridge Loan, you shall provide the Company and Altria Corporate Services with notice of such event promptly upon your obtaining knowledge thereof (provided that you are not otherwise prohibited by law from giving such notice) so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, you shall furnish only that portion of the Information that is legally required and shall disclose the Information in a manner reasonably designed to preserve its confidential nature.

7.	In the event that discussions with you concerning the Bridge Loan are discontinued or your relationship with [NAME OF LENDER] with respect to the Bridge Loan is otherwise terminated, you shall deliver to the Company the copies of the Information that were furnished to you by or on behalf of the Company and represent to the Company that you have destroyed all other copies thereof, provided that you may maintain copies of the Information, subject to the terms of this Agreement, as required by law or regulations or document retention policies applicable to you. All of your obligations hereunder and all of the rights and remedies of the Company, Altria Corporate Services and [NAME OF LENDER] hereunder shall survive any discontinuance of discussions, termination of your relationship or any return or destruction of the Information.

8.	You acknowledge that disclosure of the Information in violation of the terms of this Agreement could have material adverse consequences, and agree that, in the event of any breach by you or your Representatives of this Agreement, the Company, Altria Corporate Services and their respective Representatives will be entitled to equitable relief (including injunction and specific performance) in addition to all other remedies available to them at law or in equity.

9.	The obligations set forth in this Agreement shall survive until the earlier of (i) five years from the date of this Agreement or (ii) the termination of the Bridge Loan.

10.	This agreement shall be governed by, and construed in accordance with, the laws of the State of New York without consideration to its conflicts of laws provisions.

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This agreement is in addition to and does not supersede the confidentiality agreements contained in any credit agreements of any affiliate of the Company to which you are a party. It is understood and agreed that the Company, Altria Corporate Services, [NAME OF LENDER] and their respective Representatives may rely on this Agreement.

ACCEPTED AND AGREED as of the date written above:

[NAME OF BANK]

By
Name:
Title:

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